Exhibit 99.2

Q3 2014 Results Call Script

Nov. 5, 2014

Bill: Good day and thank you for joining us for a review of our third quarter 2014 performance. With me on the call today is Marty Stammer, our CFO. Following our prepared remarks, we will open up the call to questions.

Overall, we are pleased with our progress in the third quarter. By quarter end, we had accomplished several important milestones in major global markets and expanded our installed base with the completion of five new Niobe ES system deployments. These installs contributed to an 89% sequential improvement in system revenue and already have demonstrated a strong commitment to active utilization. Procedures grew year over year and our newest product enhancement, Ablation History, continued to improve operator performance. We also further narrowed the gap to breakeven through steadfast expense management, which resulted in our lowest reported operating expenses—$7.7 million—since our IPO in 2004.

Our team is fully committed to strengthening the fundamental drivers of our business—brand expansion in key global markets, clinical adoption and significant product innovations—while exercising fiscal discipline.

With respect to global markets, our development efforts in Japan are off to a solid start. In September, we secured our first order for the Niobe ES system from a leading hospital in Osaka, which will be fully reflected in revenue results following shipment and installation, and is expected to be complete in the first quarter of 2015. The hospital plans to situate the Niobe lab in a newly constructed, state-of-the-art facility, describing the project as a commitment to safer, better quality services through the latest innovations.

Q3 2014 Results Call Script

Nov. 5, 2014

At the same time, we established a business office in central Tokyo under the leadership of a new Japan Business Director. Bringing 20 years of experience in sales, marketing and organizational management for Japan-based operations of global medical technology companies, the Business Director will guide our near-term priorities alongside our in-country distributors while developing long-term market goals to drive growth.

Consistent with these priorities, we are focused on closing additional sales opportunities in Japan, expanding our sales funnel, establishing Niobe reference sites to build clinical evidence and improving hospital reimbursement related to the Stereotaxis platform, part of which includes working toward additional product approval. In the third quarter, we submitted the application for our Odyssey solution in the Niobe lab to the Pharmaceuticals and Medical Devices Agency, Japan’s equivalent to the U.S. Food and Drug Administration. We also are preparing for regulatory submission of our Vdrive system.

When we look at the worldwide electrophysiology (EP) market, we see North America, Europe, China and Japan performing 90% of all EP procedures. Establishing a foothold in Japan has been a critical step in our global expansion into these larger market geographies, and we believe there is tremendous opportunity in Japan for the unique capabilities of our robotic navigation platform.

In the U.S., we received FDA clearance of our Vdrive system with V-Loop variable loop catheter manipulator, the second Vdrive product to enter the U.S. market. We anticipate action soon on our V-CAS catheter advancement system, which was submitted for review in June. With the launch of V-Loop

Q3 2014 Results Call Script

Nov. 5, 2014

in addition to V-Sono, U.S. physicians can now realize the potential of the Vdrive duo robotic navigation system, which can eliminate manual manipulation of the two most commonly repositioned diagnostic tools used during ablation procedures: variable loop and ICE catheters.

Also during the quarter, we installed two new Niobe ES system sites in the U.S., both serving the greater Denver area and representing our first programs in the state of Colorado. These systems have the opportunity to set a new standard for complex ablations among a population of approximately 3 million residents.

Our remaining three installs in the third quarter were completed in our EMEA region and include the largest EP site in Russia. Located in the third most populous city in Russia, the hospital has the highest EP ablation throughput in Russia—about 1,700 each year—and is active in clinical research and associated international publications. Since launch in September, the Niobe ES lab has averaged 2.5 procedures per day and been featured on major television networks eager to illuminate the story of the new, unique treatment option now available in Russia.

This site is a great example of what we hope to achieve with each launch of a Niobe system—a program that not only hits the ground running but maintains a steady pace of utilization. We are well aware of the importance of an effective launch process and have implemented new training techniques and clinical resources to ensure a strong start at each new account. Likewise, we have become more adept at targeting the most significant accounts and triaging adoption issues by understanding exactly where the physician is in the learning pathway, how the platform does and

Q3 2014 Results Call Script

Nov. 5, 2014

does not resonate with him or her and addressing any specific concerns. We also continue to leverage the experiences of proficient users in communicating and demonstrating the benefits of our system in particular patient cases. Our worldwide procedure volume, while down 6% on a sequential basis primarily due to the annual summer holidays in Europe, increased 2% year over year from the same quarter last year.

Just as we are focusing our energies on top global markets and select accounts in each, we are committed to aligning our resources with technology advancements that we believe will deliver long-term value to our customers and, ultimately, our shareholders. One such innovation, Ablation History, continues to demonstrate a positive impact on procedure efficiency, as well as some unexpected positive results.

Utilized in more than 1,300 procedures to date, physicians have seen a significant improvement in their ability to track therapy delivered during EP procedures with Ablation History. Rather than relying on a discrete point-by-point graphic representation of lesion-related data as is the case with existing approaches, Ablation History takes advantage of data visualization techniques to render an intuitively-accessible, continuous display of the power-time parameters used in characterizing ablation intensity. While the intent is to assist physicians in identifying gaps in lesion lines, many physicians are claiming that they are achieving first-pass isolation of the pulmonary veins more easily and reliably with Ablation History. In other words, rather than merely highlighting potential gaps, it is helping prevent gaps.

Q3 2014 Results Call Script

Nov. 5, 2014

In the words of one physician, “By relying on the continuous and consistent contact that Niobe creates, Ablation History provides me the information I need to maximize the efficiency of ablation.” This past week, we released an enhanced version of Ablation History that allows physicians to more precisely control the display of Watt-seconds delivered. The next step is a clinical study on the Watt-seconds required to most effectively treat different locations of the heart anatomy.

With that, I would like to turn the call over to Marty to provide details of our third quarter 2014 financial results.

Marty: Thanks, Bill, and good afternoon, everyone.

Revenue in the third quarter was $8.9 million, down 18% from $10.8 million in the year ago third quarter but up 10% sequentially from $8 million in the second quarter of 2014. System revenue of $2.2 million compared to $4.4 million in the third quarter of 2013 and $1.2 million in the second quarter of this year. During the third quarter, we recognized revenue of $900,000 on five Niobe ES system installations and one Niobe ES system upgrade, $1.1 million in Odyssey solution sales and $200,000 in Vdrive system sales.

New capital orders totaled $1.5 million compared to $600,000 in the second quarter and $1.8 million in the year ago third quarter. Orders included one Niobe ES system, an ES system upgrade and two Odyssey solutions. At quarter end, our active backlog was $6.0 million.

Recurring revenue was $6.7 million in the quarter compared to $6.4 million in the 2013 third quarter and $6.9 million in the 2014 second quarter. We

Q3 2014 Results Call Script

Nov. 5, 2014

believe our new, higher levels of recurring revenue are sustainable with continued progress in driving utilization and maintaining strong service revenue.

In the third quarter 2014, gross margin was $6.5 million, or 73.6% of revenue, compared to $7.3 million, or 67.7% of revenue, in the year ago quarter.

Operating expenses in the third quarter were $7.7 million compared to $8.4 million in the year ago period, an 8% improvement and our lowest reported operating expenses in 10 years. As Bill indicated, we are mindful of the strategic importance of every economic decision, which has created a culture of expense discipline and focused execution with the goal of continuing to narrow operating losses and generate the best return for our shareholders.

Operating loss in the third quarter was $(1.2) million compared to $(1.1) million in the third quarter of 2013. Interest expense was $800,000 compared to $7.6 million in the 2013 third quarter, which was primarily related to a one-time, non-cash expense on capital transactions in August 2013.

Net income for the third quarter of 2014 was $23,000, or less than 1 cent per share, compared to a net loss of $(56.9) million, or $(4.49) per share, reported for the third quarter of 2013. The 2013 third quarter included a non-cash, mark-to-market adjustment and accelerated amortization of convertible debt discount as a result of transactions with convertible note holders and other equity investors. Excluding this charge, the net loss for the 2013 third quarter would have been $(3.3) million, or $(0.26) per share.

Q3 2014 Results Call Script

Nov. 5, 2014

Excluding mark-to-market warrant revaluation, the net loss for the 2014 third quarter would have been $(2.0) million, or $(0.10) per share. The weighted average diluted shares outstanding for the third quarters of 2014 and 2013 totaled 20.5 million and 12.7 million, respectively.

On September 30, 2014, we had cash and cash equivalents of $8.7 million, compared to $10.6 million on June 30, 2014. In the third quarter, cash burn was $2.3 million compared to $1.6 million in the prior year quarter. During the quarter, we raised $500K through our previously announced ATM facility. At quarter end, total debt was $18.4 million, related to Healthcare Royalty Partners long-term debt.

I will now hand the call back to Bill.

Bill: Thanks, Marty.

As we move toward the end of 2014, we are pleased with the progress of our activities in Japan and with our opportunity to bring the Vdrive system to the U.S. Our global network is expanding, along with the clinical evidence accumulating around our path-breaking solutions for the EP market. We are using every tool at our disposal to more fully engage physicians on the superior performance of our platform. We will continue to enhance the efficacy, efficiency and usability of our technology, while working to achieve profitability and position the company for future growth.

Now, we will open up the call to your questions.

Q3 2014 Results Call Script

Nov. 5, 2014

Bill: Thanks to each of you for your continued support. We wish you well in the final weeks of 2014 and very much look forward to speaking to you again in the new year.